Exhibit 99.1

NEWS	FOR FURTHER INFORMATION

FOREST OIL CORPORATION	CONTACT: PATRICK J. REDMOND

707 17th STREET, SUITE 3600

DIRECTOR - INVESTOR RELATIONS

DENVER, COLORADO 80202	303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES THIRD QUARTER 2005 RESULTS;

ADJUSTED EBITDA AND CASH FLOW SET NEW RECORDS

•      Forest has Record Adjusted EBITDA and Cash Flow

•      Hurricane Activity in the Third Quarter Defers 6 Bcfe of Production

•      Net Debt Decreases to $812 Million

•      Record Canadian Wild River Gross Production at 49 MMcfe/d with 100% Success in the Quarter; Third Quarter Sequential Production Rates Up 36%

•      Record Buffalo Wallow Net Production at 32 MMcfe/d with 100% Success in the Quarter; Third Quarter Sequential Production Rates Up 10%

•      First Greater Haley Area Well Successful; 2 More to TD in the Fourth Quarter

DENVER, COLORADO – November 9, 2005 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced results for the third quarter and first nine months of 2005.  In the third quarter of 2005 compared to the third quarter of 2004, the Company had the following highlights:

•      Record adjusted EBITDA of $190 million, an increase of 11%

•      Net cash flow from operations, exclusive of working capital items, was $174 million, an increase of 13%

•      Net debt was $812 million, a decrease of 14%

Also during the quarter, Forest announced on September 12, 2005 that it intends to spin-off to Forest shareholders its offshore Gulf of Mexico operations, and that the Gulf of Mexico operations would immediately thereafter be acquired in a merger transaction by Mariner Energy, Inc. (Mariner).  Mariner has filed Form S-4 with the Securities Exchange Commission which is currently under review.  After the spin-off and merger, Mariner will be a separately traded public company that will own and operate the combined businesses of Mariner and Forest’s offshore Gulf of Mexico operations.  The transaction is expected to be non-taxable to Forest and its shareholders and is anticipated to close in the first quarter of 2006.

H. Craig Clark, President and CEO, stated, “Despite the deferral of approximately 6 Bcfe of production due to the hurricanes in the third quarter, Forest was able to post another record quarter for adjusted EBITDA and cash flow.  Strong cash flow was generated from our onshore business units which now comprise over 75% of our reserve base.  As a result of the strong performance in our onshore business units, we will continue to increase activity onshore in the fourth quarter and thereafter.  We continue to see excellent momentum in our key onshore fields including significant production increases in our resource plays, Buffalo Wallow and Wild River, and positive results in our first well in the Greater Haley Area.  Finally, we continue to work towards the closing of our Gulf of Mexico combination with Mariner Energy and see the spin-off as a strategic value creator for our shareholders.”

THIRD QUARTER 2005 RESULTS

For the quarter ended September 30, 2005, Forest reported net earnings of $3.3 million or $.05 per basic share.  This amount compares to net earnings of $31.8 million or $.54 per basic share in the corresponding 2004 period.  Net earnings in the third quarter of 2005 were adversely affected by the following items:

•      Accounting regulations required Forest to take a pre-tax, non-cash charge of $72.1 million including $42.8 million associated with the discontinuance of hedge accounting related to 2005 hedges on Hurricane Katrina and Rita production deferrals, $23.0 million of unrealized losses related to several collar agreements that did not qualify for cash flow hedge accounting, and measured hedge ineffectiveness of $6.3 million

•      A pre-tax charge of $3.6 million to establish a reserve for insurance surcharges related primarily to Hurricane Katrina

Without the effect of these items, Forest’s adjusted net earnings would have been $50.2 million, or $.81 per basic share.  These amounts compare to adjusted net earnings of $34.0 million or $.58 per basic share in the corresponding 2004 period computed on a comparable basis.

For the third quarter of 2005, Forest’s sales volumes were 435.8 MMcfe/d or a decrease of 14% compared to the third quarter of 2004; hurricanes in the third quarter of 2005 deferred approximately 6 Bcfe (65 MMcfe/d).  The Company’s adjusted EBITDA increased 11% compared to the third quarter of 2004 to $190.5 million, despite the 14% decrease in production from hurricanes, due to higher per unit netbacks (oil and gas sales revenue less lease operating expenses, production and property taxes, and transportation costs).

At September 30, 2005, net debt decreased 14% to $812 million compared to $945 million at September 30, 2004.  The year-over-year decrease in net debt was primarily due to the internally generated free cash flow and property sales during this period, offset by additional debt incurred for the acquisition of the Buffalo Wallow field in the second quarter of 2005.  The Company had a net debt to book capitalization of 35% at September 30, 2005 compared to 41% at September 30, 2004.

NINE MONTHS ENDED SEPTEMBER 30, 2005 RESULTS

For the nine months ended September 30, 2005, Forest reported net earnings of $94.3 million or $1.54 per basic share.  This amount compares to net earnings of $79.0 million or $1.41 per basic share in the corresponding 2004 period.  Net earnings for the nine months ended September 30, 2005 were adversely affected by the following items:

•      Accounting regulations required Forest to take a pre-tax, non-cash charge of $74.4 million including $42.8 million associated with the discontinuance of hedge accounting related to 2005 hedges on Hurricane Katrina and Rita production deferrals, $26.1 million of unrealized losses related to several collar agreements that did not qualify for cash flow hedge accounting, and measured hedge ineffectiveness of $5.5 million

•      A pre-tax charge of $4.0 million to establish a reserve for insurance surcharges related primarily to Hurricane Katrina

•      A pre-tax, non-cash charge of $2.9 million primarily due to the impairment of properties related to our exit from Romania

•      A pre-tax, non-cash charge of $2.2 million representing our 40% share of a valuation allowance that Cook Inlet Pipeline Company (CIPC) recorded against a portion of its deferred tax assets

Without the effect of these items, Forest’s adjusted net earnings would have been $146.1 million, or $2.39 per basic share.  These amounts compare to adjusted net earnings of $82.1 million or $1.46 per basic share in the corresponding 2004 period computed on a comparable basis.

For the nine months ended September 30, 2005, Forest’s sales volumes were 475.1 MMcfe/d or an increase of 3% compared to the corresponding period in 2004 despite storm related downtime in 2005.  The Company’s adjusted EBITDA increased 29% compared to the corresponding period in 2004 to $575.2 million, due to the increased production and higher per unit netbacks.

CAPITAL ACTIVITIES

In the third quarter of 2005, Forest invested $150 million in exploration and development activities.  The following table summarizes capital expenditures incurred in the third quarter of 2005 for exploration, development and acquisition activities (in millions).  The amounts have been split between the assets which are subject to the merger agreement with Mariner (Spinco) and those which are not (Remainco):

	U.S. Remainco	Canada	International	Total Remainco	Spinco	Total
Exploration	$9	9	1	19	15	34
Development	66	23	—	89	27	116
Acquisitions	—	—	—	—	—	—

Total	$75	32	1	108	42	150

For the nine months ended September 30, 2005, Forest invested $224 million on acquisitions, excluding the deferred tax step-up in booked fair value for the Buffalo Wallow assets, $343 million in exploration and development activities, and received $24 million from asset dispositions.  Total costs incurred included a non-cash gross up of $89 million relating to the deferred tax step-up in the booked fair value of the assets acquired in the Buffalo Wallow acquisition.  The following table summarizes capital expenditures incurred in the nine months ended September 30, 2005 for exploration, development and acquisition activities (in millions):

	U.S. Remainco	Canada	International	Total Remainco	Spinco	Total
Exploration	$30	26	2	58	48	106
Development	136	44	—	180	57	237
Acquisitions	216	8	—	224	—	224

Total	382	78	2	462	105	567
Add:
Step-up in booked fair value of Buffalo Wallow assets	89	—	—	89	—	89

Total	$471	78	2	551	105	656

CERTAIN COMPARATIVE FINANCIAL AND OPERATING DATA

The following table sets forth certain of Forest’s financial and operating data for the three and nine months ended September 30, 2005 and 2004.  The amounts have been split between the assets which are subject to the merger agreement with Mariner (Spinco) and those which are not (Remainco).  Forest estimates that 0.4 Bcfe (5 MMcfe/d) of the 6 Bcfe (65 MMcfe/d) of deferred production in the quarter due to hurricanes was attributable to Remainco properties.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Daily natural gas sales volumes (MMcf):
U.S. Remainco	91.4	87.5	90.9	81.4
Canada	52.4	53.1	50.1	41.2
Total Remainco	143.8	140.6	141.0	122.6

Spinco	124.4	185.3	151.8	168.0
Total	268.2	325.9	292.8	290.6

Daily liquids sales volumes (MBbls):
U.S. Remainco	17.4	16.6	17.8	17.1
Canada	3.3	4.7	3.5	3.3
Total Remainco	20.7	21.3	21.3	20.4

Spinco	7.3	8.7	9.1	8.0
Total	28.0	30.0	30.4	28.4

Equivalent daily sales volumes (MMcfe):
U.S. Remainco	195.0	187.3	197.8	183.8
Canada	72.4	81.2	71.1	60.7
Total Remainco	267.4	268.5	268.9	244.5

Spinco	168.4	237.3	206.2	216.0
Total	435.8	505.8	475.1	460.5

Total equivalent sales volumes (Bcfe)	40.1	46.5	129.7	126.2

Oil and gas sales revenue (millions) (1)
U.S. Remainco	$125.8	83.8	350.5	249.4
Canada	48.0	35.9	117.2	72.9
Total Remainco	173.8	119.7	467.7	322.3

Spinco	92.4	125.3	326.7	324.4
Total	$266.2	245.0	794.4	646.7

Average gas sales price (per Mcf) (1)	$6.33	5.25	5.89	5.18

Average liquids sales price (per Bbl) (1)	$42.83	31.75	39.03	30.16

Costs (per $Mcfe):
Lease operating expenses	1.29	1.13	1.12	1.14
Production and property taxes	.27	.18	.24	.18
Transportation costs	.11	.09	.11	.09
General and administrative expense	.25	.17	.24	.18
Interest expense	.39	.36	.36	.34
Current income tax expense	(.01)	.01	.02	.01

Capital expenditures (millions):
Exploration and development	$150	53	343	194
Acquisitions(2)	—	19	313	383
Total	$150	72	656	577

(1)           Includes effects of hedging.

(2)           Includes a deferred tax gross up of approximately $89 million and $51 million for the nine month periods ended September 30, 2005 and 2004, respectively.

FINANCIAL AND OPERATIONAL RESULTS

For the three and nine month periods ended September 30, 2005, oil and gas sales volumes decreased approximately 14% and increased approximately 3%, respectively, compared to the corresponding periods in 2004.  The three month decrease was caused by the deferral of offshore Gulf of Mexico and Gulf Coast onshore production of approximately 6 Bcfe due to hurricanes in the third quarter of 2005.   The nine month increase was due primarily to acquisitions of producing properties made in April 2005 and June 2004 (net of approximately $104 million of property dispositions) offset by the deferrals related to the hurricane activity in the third quarter of 2005.  Increased oil and gas revenue of 9% and 23% in the three and nine months ended September 30, 2005 compared to the corresponding periods in 2004, respectively, was due to increased net price realizations for oil and natural gas.

Oil and gas production expense increased in the three and nine months ended September 30, 2005 compared to the corresponding periods of 2004.  Most of the increase was from hurricane related costs and production and property taxes.  The components of oil and gas production expense were as follows:

Production Expense by Component

	Three Months Ended September 30,				Nine Months Ended September 30,
	2005	Per Mcfe	2004	Per Mcfe	2005	Per Mcfe	2004	Per Mcfe
	(In Thousands, except per unit amounts)
Direct operating expense and overhead	$43,727	1.10	48,366	1.04	122,817.94		128,785	1.02
Hurricane repairs	919.02		—	—	976.01		—	—
Workovers	6,930.17		4,035.09		21,426.17		15,673.12
Transportation costs	4,597.11		4,368.09		14,352.11		11,788.09
Production and property taxes	10,914.27		8,274.18		31,358.24		22,817.18

Total	$67,087	1.67	65,043	1.40	190,929	1.47	179,063	1.41

Production Expense Remainco versus Spinco

	Three Months Ended September 30,				Nine Months Ended September 30,
	2005	Per Mcfe	2004	Per Mcfe	2005	Per Mcfe	2004	Per Mcfe
	(In Thousands, except per unit amounts)
Remainco
U.S.	$37,479	2.09	35,197	2.04	108,061	2.00	98,742	1.96
Canada	6,713	1.01	7,862	1.05	21,005	1.08	14,632.88

Total Remainco	44,192	1.80	43,059	1.74	129,066	1.76	113,374	1.69

Spinco	22,895	1.48	21,984	1.01	61,863	1.10	65,689	1.11
Total	$67,087	1.67	65,043	1.40	190,929	1.47	179,063	1.41

Lease operating expenses (LOE), which includes direct operating expense and overhead, hurricane repairs, and workovers, decreased to $51.6 million for the quarter ended September 30, 2005 or 2% from $52.4 million for the corresponding period in 2004.  On a per-unit basis, LOE increased to $1.29 per Mcfe or 14% during the third quarter 2005 compared to the prior year’s third quarter.  For the nine month period ended September 30, 2005, LOE on a per-unit basis decreased 2% to $1.12 per Mcfe from $1.14 per Mcfe in the corresponding 2004 period.  The increase in LOE on an equivalent Mcfe basis for the three months ended September 30, 2005 is primarily due to the deferral of offshore Gulf of Mexico production due to the hurricane activity in the third quarter of 2005.  The 2% decrease in LOE on an equivalent Mcfe basis for the nine months ended September 30, 2005 is primarily a result of cost control efforts as announced in the third quarter of 2004 which have more than offset increases in service and material costs and the effects of the deferred production in the Gulf of Mexico.

Production and property taxes increased by $2.6 million or 32% during the third quarter 2005 compared to the prior year’s third quarter.  For the nine month period ended September 30, 2005, production and property taxes increased by 37% compared to the prior year period.  The three and nine month increases were attributable to higher commodity prices.  As a percentage of oil and natural gas revenue, excluding hedging losses, production and property taxes for the three and nine month periods ended September 30, 2005 were 3.3% and 3.4%, respectively, and in the comparable periods of 2004 were 3.0% and 3.1%, respectively.  The increased rate is a result of a greater percentage of our production coming from onshore U.S. fields in 2005 as compared with 2004.

General and administrative expense increased 23% to $9.8 million for the quarter ended September 30, 2005 compared to $8.0 million for the corresponding period in 2004.  For the nine months ended September 30, 2005, general and administrative expense increased 41% to $31.7 million compared to $22.5 million for the corresponding period in 2004.  The three month increase resulted primarily from increased headcount due to acquisition activities which was partially offset by an increase in our overhead capitalization rate from 41% for the three month period ended September 30, 2004 to 42% for the corresponding period in 2005.  The nine month increase resulted primarily from increased headcount due to acquisition activities and a decrease in our overhead capitalization rate from 43% for the nine month period ended September 30, 2004 to 38% for the corresponding period in 2005.  Combined capitalized and expensed overhead costs increased by 26% for the comparable quarter and by 29% in the comparable nine month period.

Depreciation and depletion expense decreased to $91.0 million for the quarter ended September 30, 2005 from $94.6 million for the corresponding period in 2004.  On a per-unit basis, the depreciation and depletion rate was $2.27 per Mcfe for the quarter ended September 30, 2005 compared to $2.03 per Mcfe in the corresponding period in 2004.  For the nine month period ending September 30, 2005, depreciation and depletion expense increased to $284.6 million from $257.7 million for the comparable period in 2004.  On a per-unit basis, the depreciation and depletion rate was $2.19 per Mcfe for the first nine months of 2005 compared to $2.04 per Mcfe in the corresponding period in 2004.  The increase for the three and nine months ended September 30, 2005 as compared to the corresponding periods in the prior year are primarily due to higher anticipated drilling and completion costs on future development activities.

For the nine months ended September 30, 2005, other expense includes a charge of $2.2 million representing our 40% share of a valuation allowance that CIPC recorded in June 2005 against a portion of its deferred tax assets.

HEDGING

Forest currently has hedges in place for the remainder of 2005 and 2006 covering the aggregate average daily volumes and weighted average prices shown below.  The majority of the volumes hedged for 2005 and 2006 are associated with Forest’s acquisition activities.  The hedges have been split between the hedges which are subject to the merger agreement with Mariner (Spinco) and those that are not (Remainco) and include all Forest hedges, both effective and ineffective.  The Spinco hedges will be assumed by Mariner at the time of the merger.

	Remainder of 2005 Remainco		Remainder of 2005 Spinco	2006 Remainco		2006 Spinco
Natural gas swaps:
Contract volumes (BBtu/d)	48.4	(2)	55.0 (2)	10.0	(1)	40.0	(1)
Weighted average price (per MMBtu)	$5.33		4.88	5.51		6.15

Natural gas collars:
Contract volumes (BBtu/d)	43.4	(1)	—	50.0		—
Weighted average ceiling price (per MMBtu)	$7.17		—	11.88		—
Weighted average floor price (per MMBtu)	$5.85		—	7.43		—

Oil swaps:
Contract volumes (MBbls/d)	8.5	(2)	—	4.0	(1)	—
Weighted average price (per Bbl)	$35.42		—	31.58		—

Oil collars:
Contract volumes (MBbls/d)	1.0	(1)	—	5.5	(2)	—
Weighted average ceiling price (per Bbl)	$47.30		—	65.87		—
Weighted average floor price (per Bbl)	$42.00		—	46.73		—

Oil three-way collars:
Contract volumes (MBbls/d)	1.5		—	—		—
Weighted average ceiling price (per Bbl)	$32.00		—	—		—
Weighted average floor price (per Bbl)	$28.00		—	—		—
Three-way weighted average floor price (per Bbl)	$24.00		—	—		—

(1)   Represents hedged volumes associated with Forest’s acquisition activities.

(2)   100.0 of the 103.4 BBtu/d of hedged natural gas volumes and 6.5 of the 8.5 MBbls/d of hedged oil swap volumes in 2005 are associated with Forest’s acquisition activities. 1.0 of the 5.5 BBtu/d of hedged natural gas collar volumes in 2006 are associated with Forest’s acquisition activities.

OPERATIONAL PROJECT UPDATE

Western Business Unit

Buffalo Wallow, Texas Panhandle (66-100% Working Interest) – During the third quarter, Forest completed 14 wells with a 100% success rate and had 7 wells in progress on September 30, 2005 including activity in offset areas.  A total of 25 wells have been drilled since acquiring this property in April 2005.  Initial rates in the third quarter ranged from 1.4 to 3.8 MMcfe/d and averaged 2.7 MMcfe/d.  Additional fracture treatment stages and deeper Atoka pay have contributed to the higher than anticipated initial rates.  Current net production is approximately 32 MMcfe/d, an increase of approximately 60% from the acquisition net production rate of 20 MMcfe/d.

Greater Haley Area, West Texas (93-100% Working Interest) – In the Greater Haley Area, Forest’s first completion had an initial rate of 5.0 MMcfe/d.  Two wells are drilling and are expected to reach total depth in the fourth quarter.  Two additional recompletions/re-entries are planned in the fourth quarter.  Our acreage position has been increased to approximately 30,000 net acres.

SE New Mexico Exploration Program (6-50% Working interest) – A total of 12 gross wells have been completed in 2005 at an 83% success rate.  Initial rates have averaged 1.9 MMcfe/d.  Forest has recently increased its acreage position to approximately 6,400 acres in this area.

Central Midland Basin, Texas Exploitation (25-100% Working interest) – A total of 21 wells have been drilled year to date at a 100% success rate.  Most of these projects are located in the Martin, Fullerton, Dune and Tex-Mex Fields.  Activity will be increased in these areas using Forest-owned rigs.  There are approximately 150 potential drilling locations identified in this area.  Initial production rates range from 270 Mcfe/d to 2.2 MMcfe/d.

Canada Business Unit

Wild River Area, Alberta, Canada (24-100% Working Interest) – The Wild River area continues to be our most active area in Canada with gross production reaching a record of 49 MMcfe/d in the third quarter.  This is a 36% increase in production since the second quarter of 2005, and 188% since the beginning of the year.  A total of 26 wells have been drilled year to date with a 100% success rate.  There are currently 4 wells which have been drilled and are awaiting completion or pipeline connection.

Southern Business Unit

Sabine Prospect, Calcasieu Parish, Louisiana (45% Working Interest) – The Olympia 9-1, the fifth exploration well was cased and tested at rates of 1.1 MMcfe/d. The sixth well is currently drilling with one additional well planned in the fourth quarter of 2005.  Forest has approximately 157,000 gross acres in this area.

Gulf of Mexico

Eugene Island 53 (64% Working Interest) – The EI 53 G-1 was completed and was tied to sales in October.  The current rate from this dual completion is 15.7 MMcfe/d.

Brazos Block 491 (100% Working Interest) – The BR 491 #4 well was tied to sales late in the third quarter at an initial rate of 7.7 MMcfe/d.

Vermilion Block 102 (100% Working Interest) – Two wells were drilled and tested in the third quarter.  The VR 102 A-3 had an initial rate of 5.1 MMcfe/d and the VR 102 A-5 tested at 3.0 MMcfe/d.  Both wells will be on line in the fourth quarter of 2005.

Vermilion Block 14/26 Field (100% Working Interest) – The VR 26 #52 recompletion tested at 12.5 MMcfe/d.

Alaska Business Unit

Onshore Cook Inlet Gas Exploration Program (30-100% Working Interest) – Interconnect and facilities construction were completed and first sales began in November 2005 under a new gas supply arrangement.  Sales from additional wells which are planned in 2005 and 2006 will also be sold under this arrangement.  Currently, gas sales in Alaska are 8.0 MMcfe/d.

There are currently two wells in progress in the West Foreland area and one delineation well being drilled at Three Mile Creek.  It is anticipated that an additional exploratory well will be spud this year at the Middle Lake prospect as well as another Three Mile Creek delineation well.

HURRICANE UPDATE

Forest had approximately 180 MMcfe/d of production shut-in in the Gulf Coast Region on October 1, 2005, due to the third quarter hurricanes.  Forest estimates that current shut-in production is approximately 100-110 MMcfe/d.  The majority of the production that remains shut-in is due to third-party processing facilities and infrastructure.  The timetable for restoring full production is uncertain as it is dependent on repairs to transportation and processing facilities which are owned by others.   Forest estimates that total production deferred during the fourth quarter of 2005 for Hurricanes Katrina and Rita will be approximately 10 Bcfe, of which 0.6 Bcfe pertains to Remainco properties.

2005 GUIDANCE

Forest first announced its 2005 guidance on February 16, 2005, updated guidance on April 4, 2005, and reported initial hurricane damage assessments on September 30, 2005.  Due to the substantial impact of the third quarter hurricanes on the Company’s operations, new guidance for 2005 is disclosed below.  The following update is made subject to the following cautionary statements and limitations:

Prices for Forest’s products are determined primarily by prevailing market conditions.  Market conditions for these products are influenced by regional and worldwide economic and political conditions, consumer product demand, weather and other substantially variable factors.  These factors are beyond Forest’s control and are difficult to predict.  In addition, prices received by Forest for its oil and gas production may vary considerably due to difference between regional markets, transportation availability and demand for different grades of products.  Consequently, Forest’s financial results and resources are highly influenced by this price volatility.

Estimates for Forest’s future production are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products.

The production, transportation and marketing of liquids and gas are complex processes that are subject to disruption due to transportation and processing availability, mechanical failure, human error, meteorological events including, but not limited to, hurricanes, earthquakes, and numerous other factors.  Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed.  Therefore, we can give no assurance that our future production will be as estimated.

Forest has completed several major property acquisitions and dispositions in recent years, and has a pending transaction involving the spin-off and merger of the offshore Gulf of Mexico operation.  The following forward-looking data excludes the financial and operating effects of potential property acquisitions or divestitures during 2005 and does not include the effects of the pending spin-off and merger transaction.  The timing and ultimate results of such acquisition and divestiture activity is difficult to predict, and may vary materially from current plans and expectations.

Given these general limitations and those discussed below, the following is a summary of Forest’s updated guidance for 2005:

Daily Production.  We estimate that our daily production will be in the range of 450 to 460 MMcfe/d for the full year of 2005.

Liquids Production.  We estimate that our 2005 production of oil and natural gas liquids will be between 28,000 and 30,000 Bbls/d.

Gas Production.  We estimate that our 2005 natural gas production will be between 275 and 285 MMcf/d.

Production Expense.  Our oil and gas production expense (which includes LOE, ad valorem taxes, production taxes and product gathering and transportation) varies in response to several factors.  Among the most significant of these factors are additions to or deletions from our property base, changes in production taxes, general changes in the prices of services and materials that are used in the operation of our properties and the amount of repair and workover activity required. We expect that our 2005 production expense, including hurricane repairs and insurance retentions, will be between $255 million and $265 million.

General and Administrative Expense (G&A).  We estimate that due to our lower than expected capitalization rate our 2005 G&A expense will be between $40 million and $44 million.

Depreciation, Depletion and Amortization (DD&A).  We estimate that our DD&A rate will be between $ 2.20 and $2.30 per Mcfe during 2005.

Capital Expenditures.  We estimate that expenditures for exploration and development will be between $475 million and $500 million in 2005.  Some of the factors impacting the level of capital expenditures in 2005 include the cost and availability of oil field services, weather disruptions and installations delayed for hurricanes.

NON-GAAP FINANCIAL MEASURES

In addition to reporting net earnings as defined under GAAP, Forest also presents adjusted EBITDA, which consists of net earnings plus interest expense, income tax expense, depreciation and depletion, accretion of asset retirement obligation, retrospective insurance costs, unrealized losses on derivatives, impairment of oil and gas properties, and change in deferred tax valuation allowance of equity method investee (CIPC).  Management uses this measure to assess the Company’s ability to generate cash to fund exploration and development activities and to service debt.  Management interprets trends in this measure in a similar manner as trends in cash flow and liquidity.  Adjusted EBITDA should not be considered as an alternative to net earnings as defined by GAAP.  The following is a reconciliation of net earnings to adjusted EBITDA (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net earnings	$3,265	31,775	94,337	78,967
Interest expense	15,664	16,604	46,224	42,635
Income tax expense	516	20,367	53,631	49,812
Depreciation and depletion	91,029	94,583	284,554	257,685
Accretion of asset retirement obligation	4,352	4,472	12,951	12,900
Retrospective insurance costs	3,552	—	4,002	—
Unrealized losses on derivatives	72,095	3,584	74,365	3,367
Impairment of oil and gas properties	—	—	2,924	1,690
Change in deferred tax valuation allowance of equity method investee (CIPC)	—	—	2,167	—
Adjusted EBITDA	$190,473	171,385	575,155	447,056

Forest presents net cash flow from operations, exclusive of working capital items, which consists of net cash provided by operating activities excluding changes in accounts receivable, other current assets, and accounts payable and accrued expenses.  Management uses this measure to assess the Company’s ability to generate cash to fund exploration and development activities.  Management interprets trends in this measure in a similar manner as trends in cash flow and liquidity.  Net cash flow from operations, exclusive of working capital items should not be considered as an alternative to net cash provided by operating activities as defined by GAAP.  Forest also presents free cash flow, which consists of net cash from operations, exclusive of working capital items less exploration and development capital expenditures.  Management uses this measure to assess the Company’s ability to generate cash to repay debt and fund acquisitions.  Management also interprets trends in this measure in a similar manner as trends in cash flow and liquidity.  Free cash flow should not be considered as an alternative to net cash provided by operating activities as defined by GAAP.  The following is a reconciliation of net cash provided by operating activities to net cash flow from operations, exclusive of working capital items and a reconciliation of net cash provided by operating activities to free cash flow (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net cash provided by operating activities	$193,009	120,426	518,432	363,621
Changes in operating assets and liabilities:
Accounts receivable	21,390	(5,378)	645	(29,629)
Other current assets	5,280	(370)	3,956	4,676
Accounts payable and accrued expenses	(45,688)	38,760	67	61,180
Net cash flow from operations, exclusive of working capital items	$173,991	153,438	523,100	399,848
Less: Exploration and development capital expenditures	149,939	53,105	343,441	194,153
Free cash flow	$24,052	100,333	179,659	205,695

Forest presents adjusted net earnings, a financial measure that excludes certain items that management believes affect the comparability of operating results.  Further,  the timing and amounts of these items cannot be reasonably estimated and affect the comparability of operating results from period to period.  Management uses this measure to evaluate the Company’s operational trends and performance relative to other oil and gas companies as well as with earnings estimates provided by securities analysts.  Forest presents adjusted net earnings, which consists of net earnings plus unrealized losses on derivative instruments, retrospective insurance costs, impairment of oil and gas properties, changes in deferred tax valuation allowance of equity method invest (CIPC), and an income tax adjustment.  Adjusted net earnings should not be considered as an alternative to net earnings as defined by GAAP.  The following is a reconciliation of net earnings to adjusted net earnings (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net earnings	$3,265	31,775	94,337	78,967
Unrealized losses on derivative instruments	72,095	3,584	74,365	3,367
Retrospective insurance costs	3,552	—	4,002	—
Impairment of oil and gas properties	—	—	2,924	1,690
Changes in deferred tax valuation allowance of equity method investee (CIPC)	—	—	2,167	—
Income tax adjustment for above items	(28,746)	(1,362)	(31,714)	(1,922)
Adjusted net earnings	$50,166	33,997	146,081	82,102
Adjusted basic earnings percommon share	$.81	.58	2.39	1.46
Adjusted diluted earnings per common share	$.79	.57	2.33	1.44

In addition to total debt, Forest also presents net debt, which consists of principal amount of long-term debt less cash and cash equivalents on hand at the end of the period.  Management uses this measure to assess the Company’s indebtedness, based on actual principal amounts owed and cash on hand which has not been applied to reduce the amounts of the credit facility.  The following table sets forth the components of net debt as of September 30, 2005 and 2004 (in millions):

	September 30, 2005		September 30, 2004
	Principal	Book(1)	Principal	Book(1)

Credit facilities and bank debt	$119	119	271	271
8% Senior notes due 2008	265	271	265	273
8% Senior notes due 2011	285	298	285	300
7 ¾% Senior notes due 2014	150	163	150	165
Total long-term debt	$819	851	971	1,009
Cash and cash equivalents	7	7	26	26
Net debt	$812	844	945	983

(1)           Book amounts include the principal amount of long-term debt adjusted for unamortized gains on interest rate swaps of $26.7 million and $31.6 million at September 30, 2005 and 2004, respectively and an unamortized net premium on issuance of $5.8 million and $6.7 million at September 30, 2005 and 2004, respectively.

TELECONFERENCE CALL

Forest Oil Corporation management will hold a teleconference call on Thursday, November 10, 2005, at 12:00 pm MT to discuss the items described in this press release.  If you would like to participate please call 1.800.399.6298 (for U.S./Canada) and 1.706.634.0924 (for International) and request the Forest Oil teleconference (ID # 1605103).

A replay will be available from Thursday, November 10 through November 17, 2005.  You may access the replay by dialing toll free 1.800.642.1687 (for U.S./Canada) and 1.706.645.9291 (for International), conference ID # 1605103.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements.  The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.  Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas.  These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest’s 2004 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.  Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks.  Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

These materials are not a substitute for the registration statement that was filed with the Securities and Exchange Commission in connection with the spin-off transaction, or the proxy statement/prospectus-information statement to be mailed to shareholders.  The registration statement has not yet been declared effective.  Investors are urged to read the proxy statement/prospectus-information statement which will contain important information, including detailed risk factors, when it becomes available.  The proxy statement/prospectus-information statement and other documents that will be filed by Forest and Mariner with the Securities and Exchange Commission will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to Forest Oil Corporation, 707 17th Street, Suite 3600, Denver, CO 80202, Attention:  Investor Relations; or by directing a request when such a filing is made to Mariner Energy, Inc., 2101 CityWest Blvd., Bldg. 4, Suite 900, Houston, TX 77042-2831, Attention:  Investor Relations.

Mariner, Forest and their respective directors, and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction.  Information about the participants in the solicitation will be set forth in the proxy statement/prospectus-information statement when it becomes available.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in the Gulf of Mexico, Texas, New Mexico, Louisiana, Oklahoma, Utah, Wyoming and Alaska, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit our website at www.forestoil.com.

November 9, 2005

FOREST OIL CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2005	2004
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$6,589	55,251
Accounts receivable	161,372	151,927
Current deferred tax asset	125,298	38,321
Other current assets	32,601	37,969
Total current assets	325,860	283,468

Net property and equipment	3,105,401	2,721,118

Goodwill	101,590	68,560
Other assets	39,845	49,359
	$3,572,696	3,122,505
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$263,007	217,640
Derivative instruments	290,413	80,523
Asset retirement obligations	34,733	25,452
Total current liabilities	588,153	323,615

Long-term debt	851,480	888,819
Asset retirement obligations	177,116	184,724
Derivative instruments	42,832	20,890
Other liabilities	41,299	35,785
Deferred income taxes	344,514	196,525
Total liabilities	2,045,394	1,650,358
Shareholders’ equity:
Common stock	6,398	6,159
Capital surplus	1,498,191	1,444,367
Retained earnings	160,331	66,007
Accumulated other comprehensive (loss) income	(86,715)	6,780
Treasury stock, at cost	(50,903)	(51,166)
Total shareholders’ equity	1,527,302	1,472,147
	$3,572,696	3,122,505

FOREST OIL CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(In Thousands Except Per Share Amounts)
Revenue:
Oil and gas sales:
Natural gas	$156,070	157,424	470,711	412,639
Oil, condensate and natural gas liquids	110,080	87,569	323,664	234,079
Total oil and gas sales	266,150	244,993	794,375	646,718
Processing and marketing income, net	2,086	400	5,207	1,406
Total revenue	268,236	245,393	799,582	648,124
Operating expenses:
Lease operating expenses	51,576	52,401	145,219	144,458
Production and property taxes	10,914	8,274	31,358	22,817
Transportation costs	4,597	4,368	14,352	11,788
General and administrative	9,847	7,975	31,694	22,504
Depreciation and depletion	91,029	94,583	284,554	257,685
Accretion of asset retirement obligation	4,352	4,472	12,951	12,900
Retrospective insurance costs and impairment of oil and gas properties	4,002	—	6,926	1,690
Total operating expenses	176,317	172,073	527,054	473,842
Earnings from operations	91,919	73,320	272,528	174,282
Other income and expense:
Interest expense	15,664	16,604	46,224	42,635
Unrealized losses on derivative instruments	72,095	3,584	74,365	3,367
Other expense (income), net	379	990	3,971	(350)
Total other income and expense	88,138	21,178	124,560	45,652
Earnings before income taxes and discontinued operations	3,781	52,142	147,968	128,630
Income tax expense:
Current	(203)	461	1,971	1,329
Deferred	719	19,906	51,660	47,759
Total income tax expense	516	20,367	53,631	49,088
Earnings from continuing operations	3,265	31,775	94,337	79,542
Loss from discontinued operations, net of tax	—	—	—	(575)
Net earnings	$3,265	31,775	94,337	78,967
Weighted average number of common shares outstanding:
Basic	61,946	59,019	61,198	56,058
Diluted	63,140	60,157	62,707	57,126
Basic earnings per common share:
Earnings from continuing operations	$.05	.54	1.54	1.42
Loss from discontinued operations, net of tax	—	—	—	(.01)
Net earnings per common share	$.05	.54	1.54	1.41
Diluted earnings per common share:
Earnings from continuing operations	$.05	.53	1.50	1.39
Loss from discontinued operations, net of tax	—	—	—	(.01)
Net earnings per common share	$.05	.53	1.50	1.38

FOREST OIL CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2005	2004
	(In Thousands)
Cash flows from operating activities:
Net earnings	$94,337	78,967
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and depletion	284,554	257,685
Accretion of asset retirement obligation	12,951	12,900
Impairment of oil and gas properties	2,924	1,690
Unrealized losses on derivative instruments	74,365	3,367
Deferred income tax expense	51,660	48,481
Other, net	2,309	(3,242)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(645)	29,629
Other current assets	(3,956)	(4,676)
Accounts payable and accrued expenses	(67)	(61,180)
Net cash provided by operating activities	518,432	363,621

Cash flows from investing activities:
Acquisition of subsidiaries	(196,645)	(169,821)
Capital expenditures for property and equipment:
Exploration, development and other acquisition costs	(351,488)	(235,259)
Other fixed assets	(9,659)	(1,938)
Proceeds from sales of assets	23,668	17,676
Sale of goodwill and contract value	—	8,493
Other, net	(4,273)	(5,693)
Net cash used by investing activities	(538,397)	(386,542)
Cash flows from financing activities:
Proceeds from bank borrowings	1,630,000	1,321,074
Repayments of bank borrowings	(1,663,000)	(1,342,646)
Repayments of bank debt assumed in acquisitions	(35,000)	(66,354)
Issuance of 8% senior notes, net of issuance costs	—	133,312
Redemption of 9 ½% senior notes	—	(126,971)
Proceeds of common stock offering, net of offering costs	—	117,143
Proceeds from the exercise of options and warrants	41,806	11,666
Other, net	(1,723)	(8,805)
Net cash (used) provided by financing activities	(27,917)	38,419
Effect of exchange rate changes on cash	(780)	(1,434)
Net (decrease) increase in cash and cash equivalents	(48,662)	14,064
Cash and cash equivalents at beginning of period	55,251	11,509
Cash and cash equivalents at end of period	$6,589	25,573